Exhibit 6.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement dated as of June__, 2018, (this “Agreement”) between Event Cardio Group Inc., a Nevada corporation (the “ECGI, and ECGINC HOLDING, LLC, a “New Jersey limited liability company (“LLC”)

For good and valuable consideration, receipt of which is hereby acknowledged:

1. ECGI hereby conveys , assigns and delivers to LLC all of its right, title and interest to 400 shares of the common stock (the “NC Shares”) of National Cardiac Group, Inc., a Delaware corporation (“National Cardiac”).

2. LLC hereby assumes payment of the principal and accrued interest of that 8% Secured Demand Kate of ECGI dated as of May 8, 2017 in the principal amount of $425,000 (the “NC Indebtedness”), and hereby agrees to indemnify and hold harmless ECGI and each of its directors, officers and agents (collectively, the “ECGI Indemnitees”), from and against any loss, liability, claim, damage, er expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”). to which it or they may become subject as a result of the failure to pay the NC Indebtedness.

3. LLC hereby agrees to enter into an Escrow and Pledge Agreement among ECGI, LLC and Mandelbaum & Salsburg, a, escrow agent, pursuant to which the NC Shares are pledged as security for the payment of the NC Indebtedness.

4. ECGI and LLC shall execute and deliver such instruments and documentation reasonably requested to convey, assign and transfer the NC Shares to LLC and for the assumption by LLC of the NC Indebtedness;.

5. This Agreement shall be governed by and construed in accordance with the laws of the Seate of New Jersey without regard to principles of conflicts of laws.

6. This Agreement contains the entire understanding of the parties with respect to the matters covered herein and except as specifically set forth herein, neither ECGI nor LLC makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ECGINC HOLDING, LLC		EVENT CARDIO GROUP INC

By:	/s/ Gary Blom	By:	/s/ Gary Blom
	Gary Blom		Gary Blom
	Managing Director		President and Chief Executive Officer

Stock Power

For value received I/We hereby sell, assign and transfer unto

______ECGINCHOLDING LLC

(print or type name & address of transferee/new account)

SS# or Tax I.D.

Four Hundred (400) shares of the common stock of National Cardiac Inc., registered in the name of Event Cardio Group, Inc ., represented by certificate number 1.

The undersigned does hereby irrevocably constitute and appoint , attorney to transfer the said stock on the books of said company with full power of substitution in the premises.

Return new certificate(s) to new owner(s) for safekeeping.

Date: July___ , 2018

Event Cardio Group. Inc.

(Name of registered holder or person(s) completing the stock power)

(Signature of registered holder or person(s) completing the stock power)

(Affix Medallion Signature Guarantee imprint)

IMPORTANT - READ CAREFULLY:

All stock certificates that you wish to transfer must be enclosed with this stock power.

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as June 18, 2018 (this “Agreement”), by and among ECGINC HOLDING, LLC, a New Jersey limited liability company (the “Pledgor”), Event Cardio Group. Inc., a Nevada corporation (the “Pledgee”) and Mandelbaum Salsburg P.C. (the “Agent”).

Preliminary Statement

By Assignment and Assumption Agreement dated as of the date hereof (the “Assignment and Assumption Agreement”), Pledgee has assigned to Pledger 400 shares of the common stock (the“Pledged Shares”) of National Cardiac, Inc., a Delaware corporation (“NC”), and Pledgor has assumed all of Pledgee’s obligations to pay all amounts payable under Pledgee’s 8% Secured Demand Note dated May 8, 20 I 7 in the principal amount of $425,000 payable to NC Pledgor (the “Note”).

Pledgor has agreed to pledge in favor of Pledgee and maintain subject to pledge, Pledged Shares to secure Pledger’s obligation to pay amounts payable under the Note.

NOW, THEREFORE, in consideration of the premises and in order to induce the Pledgee to assign the Pledged Shares to Pledgor pursuant to the Assignment and Assumption Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Pledger hereby agrees with the Pledgee as follows:

1. As collateral security for the full and timely payment of the indebtedness evidenced by the Note (the “Indebtedness”), Pledger hereby grants the Pledgee a security interest in the Pledged Shares and in furtherance thereof, deposits stock certificates evidencing the Pledged Shares with the Agent for the benefit of Pledgee, together with undated stock powers duly executed in blank Medallion guaranteed, which are to be held by the Agent on the terms and conditions set forth herein, the receipt of which is hereby acknowledged by the Agent. In the event that during the term of this Agreement any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of NC, all additional shares issued by reason of any such change shall be pledged to Pledgee and in furtherance thereof shall immediately be delivered by the Pledgor to the Agent, together with undated stock powers Medallion guaranteed, and shall be deemed to be part of “the Pledged Shares” under the terms of this Agreement in the same manner as the shares of common stock originally pledged hereunder.

2. Pledgor agrees that it will not during the term of this Agreement sell, transfer or convey any interest in, or otherwise dispose of, any of the Pledged Shares, without the written consent of Pledgee, unless the proceeds from such sale or other disposition are used to reduce the outstanding Indebtedness, or suffer or permit any lien or encumbrance or right or limitation to be created upon or with respect to, any of the Pledged Shares, except for those created hereunder.

3. The Pledgor shall be entitled to exercise the voting power with respect to the Pledged Shares, and to receive and retain for its own account any and all dividends and other distributions (other than stock or liquidating dividends) at any time and from time to time declared or paid upon any of the Pledged Shares until such time as the Pledged Shares are delivered to the Pledgee following the delivery by the Pledgee to the Agent of a Default Notice (as defined in Section 4(a) below) in accordance with the terms of this Agreement, or so long as there is a Dispute (as defined in Section 4(c) below). In the event of, and so long as there continues to exist, a Dispute, neither the Pledger nor the Pledgee shall be entitled to vote the Pledged Shares unless they agree as to the manner in which the Pledged Shares are to be voted on any particular matter and grant a proxy to the other to vote the Pledged Shares in that matter with respect to such matter or matters.

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4. (a) The Agent shall continue to hold the Pledged Shares until it receives (x) joint written instructions signed by the Pledger and the Pledgee as to the delivery of the Pledged Shares, (y) a letter of instructions from the Pledgee demanding delivery of the Pledged Shares upon Pledger’s failure to pay the Indebtedness upon demand for payment (the Default Notice”), together with documentary evidence of its receipt from NC of a demand for payment of the Indebtedness (a “Demand Notice”) and the delivery of the Demand Notice to Pledger, a copy which (together with the related documentation) has been delivered to Pledgor, or (z) a letter of instructions from Pledger demanding delivery of the Pledged Shares, together with written evidence signed by NC that the Indebtedness has been paid (a “Satisfaction Notice”). a copy of which (including the related documentation) has been delivered to Pledgee, unless in the case of a Default Notice or a Satisfaction Notice, the Agent receives a letter of objection ( an “Objection Notice”) from the Pledger, with respect to the Default Notice, or the Pledgee, with respect to the Satisfaction Notice, within five business days after the receipt by the Agent of the Default Notice or the satisfaction Notice, as the case may be (the “Waiting Period”).

(b) If the Agent does not receive an Objection notice by the end of the Waiting Period, the Agent shall promptly thereafter (but in no event later than five business days thereafter) transfer the Pledged Shares to the Pledgee, in the case of a Default Notice, together with the related stock powers Medallion guaranteed, or to the Pledger, in the case of a Satisfaction Notice.

(c) If the Agent receives an Objection Notice before the end of the Waiting Period (giving rise to a controversy or dispute, hereinafter referred to as a “Dispute”), the Agent shall continue to hold the Pledged Shares until final resolution of the Dispute. A final resolution of the Dispute shall occur if (x) a written agreement is reached between the Pledger and the Pledgee with respect to Dispute directing the disposition and delivery of the Pledged Shares; or (y) a final, non appealable determination of a court of competent jurisdiction . Upon final resolution of the Dispute, and upon receipt by the Agent of evidence of such resolution, the Agent shall deliver the Pledged Shares in accordance with such resolution.

5. Upon receipt of the Pledged Shares following a Default, the Pledgee may exercise all rights and remedies available to it under the law, including but not limited to those given, allowed or permitted to a secured creditor by or under the Uniform Commercial Code, and in addition, shall be entitled to receive any and all dividends and other distributions at any time and from time to time declared or paid upon any of the Pledged Shares, provided that any cash received and retained by the Pledgee shall be applied by the Pledgee to the payment of the Indebtedness. Without limiting the foregoing, in the event that Pledgee elects to sell the Pledged Shares, Pledgee shall have the power and right in connection with any such sale, exercisable at its option and in its absolute discretion, to sell, assign, and deliver the whole or any part of the Pledged Shares, or any additions thereto, at private or public sale for cash, on credit or for future delivery and at such price as Pledgee deems to be satisfactory. Because federal and state securities laws may restrict the methods of disposition of the Pledged Shares which are readily available to Pledgee, Pledger agrees that Pledgee may from time to time attempt to sell the Pledged Shares by means of a private placement restricting the offering or sale lo a limited number of prospective purchasers who meet suitability standards whom Pledgee deems appropriate and who agree that they are purchasing for investment and not with a view to distribution, and if Pledgee solicits offers from not less than four such prospective purchasers, Pledgee’s acceptance of the highest offer obtained therefrom shall be deemed to be a commercially reasonable disposition of the Pledged Shares. Pledgee or its assigns may purchase all or any part of the Pledged Shares at any such sale, and any purchaser thereof shall thereafter hold the same absolutely free from any right or claim of any kind, including any equity of redemption of Pledgor, which, together with all rights of redemption, stay or appraisal any Pledgor has or may have under any rule or statute now existing or hereafter adopted, Pledger hereby specifically and unconditionally waives to the fullest extent permitted bylaw. Pledgee shall not be obligated to make any such sale pursuant to any such notice and may, without notice or publication, adjourn any public or private sale by announcement at the time and place fixed for the sale, and such sale may be held at any time or place to which the same may be adjourned. If any of the Pledged Shares is sold by Pledgee upon credit or for future delivery, Pledgee shall not be liable for the failure of the purchaser to pay for same and in such event, Pledgee may resell such Pledged Shares. In no event shall the Pledgor be credited with any part of the proceeds of sale of any Pledged Shares until cash payment thereof has actually been received by the Pledgee. Any requirement of reasonable notice imposed by law shall be deemed met if such notice is in writing and is delivered to Pledgor at least ten (10) days prior to the sale, disposition or other event giving rise to such notice requirement. If after the sale or other disposition of the Pledged Shares and the application of the proceeds thereof to the outstanding Indebtedness, there remains a deficiency, Pledgor shall remain personally liable to Pledgee for the payment of such deficiency.

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6. The rights and remedies given hereby are in addition to all others however arising, but it is not intended that any right or remedy be exercised in any jurisdiction in which such exercise is prohibited by law. No action, failure to act or knowledge of Pledgee shall be deemed to constitute a waiver of any power, right or remedy hereunder, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other power, right or remedy. Any right or power of Pledgee hereunder respecting the Pledged Shares and any other property held hereunder may at the option of Pledgee be exercised as to all or any part of the same and the term “the Pledged Shares” wherever used deemed to mean (and shall be read as) “the Pledged Shares and any other property held hereunder or any part thereof.” This Agreement shall not be amended nor shall any right hereunder be deemed waived except by a written agreement expressly setting forth the amendment or waiver and signed all of the parties hereto.

7. (a) The Agent shall have no duties or responsibilities other than those expressly set forth herein. The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this agreement referred to below, and except for instructions given to the Agent by the Pledgee, on the one hand, and the Pledger, on the other hand, relating to the Pledged Shares under this Agreement, the Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references hereto may be made herein and whether or not be has knowledge thereof.

(b) The Agent shall not be liable to the Pledgee, the Pledger, or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment. The Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Agent to be genuine and to be signed or presented by the proper person or persons. The Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms thereof, unless evidenced by a writing delivered to the Agent signed by the proper party or parties and, if the duties or rights of the Agent are affected, unless it shall give its prior written consent thereto.

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(c) The Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon , or for any description therein; nor shall the Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Agent pursuant to the provisions hereof.

(d) The Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

(e) In the event the Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to whether or not the Indebtedness have been paid, or as to the disposition or delivery of the Pledged Shares, which, in its opinion, are in conflict with any of the provisions of this agreement, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of the Pledgee, on the one hand, and the Pledgor, on the other hand, with respect to the Pledged Shares, or alternatively, it may deposit the Pledged Shares with a court of competent jurisdiction in an interpleader action. For purposes of this Section 7(e), there shall be deemed to have been a final determination of the rights of the Pledgee, on the one hand, and the Pledgor, on the other hand, with respect to the Pledged Shares at such time as the Agent shall receive joint written instructions from the Pledgee, on the one hand, and the Pledger, on the other band, or a copy of a final judgment rendered by a court of competent jurisdiction which is not subject to appeal.

(f) The Pledgee, on the one hand, and the Pledger, on the other hand, each agree to defend, indemnify and hold the Agent harmless from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Agent hereunder, or the Pledged Shares held by it hereunder. The Agent shall have a lien for the amount of any such expenses or loss on the Pledged Shares held by it hereunder. Promptly after the receipt of the Agent of notice of any demand or cl aim or the commencement of any action, suit or proceeding, the Agent shall, if a claim in respect thereof is to be made against the Pledgee, on the one hand, and the Pledgor, on the other hand, (each, a “Party”), notify the Party thereof in writing, but the failure by the Agent to give such notice shall not relieve the Party from any liability which the Party may have to the Agent hereunder.

(g) For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

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(h) The Agent may resign at any time and be discharged from its duties as Agent hereunder by giving the Parties at least 30 days’ prior written notice thereof. As soon as practicable after its resignation, the Agent shall turn over to a successor agent appointed by the Parties the Pledged Shares held hereunder upon presentation of the document appointing the successor agent and its acceptance thereof. If a successor agent has not been so appointed within the 60-day period following such notice of resignation, the Agent may deposit the Pledged Shares with any court it deems appropriate.

8. This Agreement shall terminate on the final disposition of the Pledged Shares and any other property or cash held by the Agent hereunder, provided that the rights of the Agent and the obligations of the other parties hereto hereunder shall survive the termination hereof.

9. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any Party. The headings in this agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

10. Each of the Parties hereby irrevocably consents to the jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York in connection with any action, suit or other proceeding arising out of or relating to this agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Parties at their respective addresses for purposes of notices hereunder.

11. All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand or by first-class mail, certified or registered with postage prepaid, or by facsimile or electronic mail with receipt confirmed, shall be deemed given when received and shall be addressed to the parties hereto at their respective addresses listed on the signature page hereof or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner.

12. This Agreement and the rights and obligations of the Parties hereunder may not be assigned. This Agreement and the rights and obligations hereunder of the Agent may be assigned by the Agent only to a successor to its entire business. This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Agent, and each of the Parties. This Agreement is intended to be for the sole benefit of the Parties hereto, and (subject to the provisions of this Section 12) their respective successors, heirs and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

13. From time to time on and after the date hereof, the Parties shall deliver or cause to be delivered to the Agent such further documents and instruments and shall do and cause to be done such further acts as the Agent shall reason ably request (it being understood that the Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

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14. This Agreement shall be continued without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms “hereby,” “hereof,” “hereto,” “hereunder,” and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word “person” shall mean any natural person, partnership, company, government and any other form of business or legal entity. All words or terms used in this agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement. The rule of ejusdem generis shall not be applicable herein to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

15. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all of the parties reflected hereon as the signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be duly executed by one of its officers duly authorized, as of the day and year first above written.

ECGINC HOLDING, LLC (“Pledgor”)		EVENT CARDIO GROUP INC. (“Pledgee”)

By:	/s/ Gary Blom	By:	/s/ Gary Blom
Name:	Gary Blom	Name:	Gary Blom
Title:	Manager	Title:	President
Address:	c/o Main Street Capital	Address:
Level 8, 140 Arthur Street North Sydney, NSW 2060 Australia
Telephone:	+61 (0) 433 359 290
Facsimile:
E-mail:	gblom.@mainstreetcapital.com.au	Telephone:
Facsimile:
E-mail:

MANDELBAUM SALSBURG P.C. (“Agent”)

By:	/s/ Vincent J. McGill
Name:	Vincent J. McGill
Title:	Partner
Address:	1270 Avenue of the Americas, 18th floor
New York, NY 10020
Telephone:
Facsimile:
E-mail:	vmcgtill@lawfirrn.ms

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